Exhibit 99.1

Integrated Silicon Solution, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2009	2008	2009	2008
				(1)
Net sales	$46,432	$55,341	$154,251	$235,229
Cost of sales	29,503	41,953	113,373	182,033

Gross profit	16,929	13,388	40,878	53,196

Operating expenses:
Research and development	5,646	5,598	20,020	20,848
Selling, general and administrative	6,554	8,202	26,221	31,429
Acquired in-process technology charge	—	—	710	—
Impairment of goodwill	—	25,338	—	25,338

Total operating expenses	12,200	39,138	46,951	77,615

Operating income (loss)	4,729	(25,750)	(6,073)	(24,419)
Interest and other income (expense), net	165	1,160	961	5,102
Gain on sale of investments	—	—	—	1,814

Income (loss) before income taxes and minority interest	4,894	(24,590)	(5,112)	(17,503)
Provision (benefit) for income taxes	34	56	(18)	197

Income (loss) before minority interest	4,860	(24,646)	(5,094)	(17,700)
Minority interest in net income of consolidated subsidiary	(88)	(65)	44	(63)

Net income (loss)	$4,772	$(24,711)	$(5,050)	$(17,763)

Basic net income (loss) per share	$0.19	$(0.92)	$(0.20)	$(0.60)

Shares used in basic per share calculation	25,244	26,756	25,441	29,541

Diluted net income (loss) per share	$0.19	$(0.92)	$(0.20)	$(0.60)

Shares used in diluted per share calculation	25,595	26,756	25,441	29,541

(1)	Derived from audited financial statements.

Integrated Silicon Solution, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2009	September 30, 2008
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$54,944	$42,175
Short-term investments	28,542	7,840
Accounts receivable, net	26,501	34,741
Inventories	19,275	39,222
Other current assets	2,922	4,717

Total current assets	132,184	128,695
Property, equipment and leasehold improvements, net	23,218	24,555
Long-term investments	1,408	19,304
Purchased intangible assets, net	2,313	2,000
Goodwill	1,251	—
Other assets	1,556	1,397

Total assets	$161,930	$175,951

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,825	$35,171
Accrued compensation and benefits	4,364	3,729
Accrued expenses	5,368	8,157

Total current liabilities	36,557	47,057
Other long-term liabilities	797	715

Total liabilities	37,354	47,772

Commitments and contingencies

Minority interest	1,750	789
Stockholders’ equity:
Common stock	2	3
Additional paid-in capital	309,649	310,712
Accumulated deficit	(185,481)	(180,431)
Accumulated other comprehensive loss	(1,344)	(2,894)

Total stockholders’ equity	122,826	127,390

Total liabilities and stockholders’ equity	$161,930	$175,951

(1)	Derived from audited financial statements.